Exhibit 99.3

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release
November 10, 2005
Contact:	Investors: Genny Pennise (847) 295-5000, investor.relations@hewitt.com
Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com
Hewitt Associates Reports 2005 Fourth Quarter and Full Year Results
Company Appoints Chief Financial Officer

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fourth quarter and fiscal year ended September 30, 2005. Results include the operations of Exult, Inc. acquired on October 1, 2004.

Fourth Quarter:

•      Reported net revenues (revenues before reimbursements) increased 25%, to $721.0 million, from $574.6 million in the prior-year quarter. Outsourcing revenues increased 37%, and Consulting revenues increased 5%. The net favorable impact on revenues from foreign currency translation was $3 million.

• Reported net income was $40.5 million, $0.37 per diluted share, versus $33.1 million, $0.34 per diluted share in the prior-year quarter.
Fiscal 2005:

•      Reported net revenues increased 29%, to $2.84 billion, compared to $2.20 billion in fiscal 2004. Outsourcing revenues increased 41% for the year, and Consulting revenues increased 6%. The net favorable impact on revenues from foreign currency translation was $27 million.

• Reported net income for the year was $134.7 million, $1.19 per diluted share, versus $122.8 million, $1.25 per diluted share, in the prior year.

“Fiscal 2005 was a transformational year for our Company. With the integration of Exult, we established Hewitt as the clear market leader in the emerging HR BPO marketplace, with both the highest total number of clients and the largest number of new client wins in 2005,” said Dale L. Gifford, chairman and chief executive officer. “Establishing our front-runner position in HR BPO, while at the same time growing our Benefits Outsourcing and Consulting businesses, required significant investments and expense in the year. To balance those investments, we have initiated and continue to make solid progress on our cost reduction efforts,” he added.

“We are absolutely committed to improving our financial performance going forward. The Company is poised for future growth and improved profitability as a result of actions we’ve taken in the past twelve months. In the year ahead, we will continue to focus on execution—making sure that we perform for clients, deliver for our stockholders and appropriately reward those employees who help us do both.”

In a separate announcement, the Company today also announced that John J. Park will succeed Dan A. DeCanniere as the Company’s CFO, effective November 21, 2005. Mr. Park has held senior financial positions at PepsiCo, Inc., Diageo PLC, and Sears, Roebuck and Company, most recently serving as chief financial officer and acting president of Orbitz, Inc. “We are extremely pleased to be able to welcome John to Hewitt,” said Mr. Gifford. “He has a strong reputation for successfully helping to lead companies through change, and his depth of experience in both financial and business strategy will benefit Hewitt as we capitalize on our past investments and leading market position.” The Company announced the resignation of Mr. DeCanniere in June.

Reported Results

Fourth Quarter:

•	Reported total Company operating income for the fourth quarter increased 18%, and reported operating margin was 9.4%, compared to 10.0% in the prior-year quarter.

•	Reported net income for the fourth quarter was $40.5 million, or $0.37 per diluted share, compared with $33.1 million, or $0.34 per diluted share in the prior-year quarter.

Reported operating income and earnings in the fourth quarter included lower provisions for incentive compensation costs versus the prior-year quarter of $15 million and lower discretionary benefit plan expenses of $17 million. These items more than offset $5 million of non-cash intangibles and other amortization expense and $3 million of restricted stock expense related to the merger with Exult. Cost synergy savings realized in connection with the Exult merger were approximately $9 million in the fourth quarter. Reported earnings in the current period reflect a reduction in the effective tax rate for the fiscal year from 41% to 39%, which reduced the effective tax rate for the fourth quarter to 36%. Total Company operating income and earnings also included $4.6 million and $4.3 million of pretax expenses for the IPO-related grant of restricted stock to employees for the 2005 and 2004 fourth quarters, respectively.

Fiscal 2005:

•	Reported total Company operating income for fiscal 2005 increased 5%, and reported operating margin was 8.2%, compared to 10.1% in fiscal 2004.

•	Reported net income for fiscal 2005 was $134.7 million, or $1.19 per diluted share, compared with $122.8 million, or $1.25 per diluted share in the prior year.

Reported operating income and earnings in fiscal 2005 included lower provisions for incentive compensation costs versus the prior year of $65 million and lower discretionary benefit plan expenses of $24 million. These items more than offset $20 million of non-cash intangibles and other amortization expense and $14 million of integration costs and restricted stock expense related to the merger with Exult, a non-cash charge for the impairment of customer relationship intangible assets of $10 million and a $9 million severance charge primarily related to the client development group realignment. Cost synergy savings realized in connection with the Exult merger were approximately $30 million in fiscal 2005. Reported earnings in the current year reflect a reduction in the effective tax rate for the fiscal year from 41% to 39%, primarily related to an increase in the reported earnings of the Company’s international subsidiaries and a change in the income apportioned to each state in the United States. Total Company operating income and earnings also included $17.4 million and $16.7 million of pretax expenses for the IPO-related grant of restricted stock to employees for fiscal 2005 and fiscal 2004, respectively.

Pro Forma Results

In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results have been prepared assuming that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all merger-related non-recurring items. Prior year pro forma information, as if Hewitt and Exult operations were combined in fiscal 2004, is provided to assist in the comparability with current-period results.

Fourth Quarter:

•	Pro forma net revenues increased 3%. On this basis, Outsourcing revenues increased 3%, and Consulting revenues increased 5%. The net favorable impact on revenues from foreign currency translation was $3 million.

•	Pro forma total Company operating income increased 24%, and pro forma operating margin was 9.4%, compared to 7.8% in the pro forma prior-year quarter.

•	Pro forma net income increased 30%, compared with prior-year pro forma net income of $31.2 million, or $0.26 per diluted share.

Fiscal 2005:

•	Pro forma net revenues increased 7%. On this basis, Outsourcing revenues increased 7%, and Consulting revenues increased 6%.

•	Pro forma total Company operating income increased 11%, and pro forma operating margin was 8.2%, compared to 7.9% in the pro forma prior year.

•	Pro forma net income increased 17%, compared with prior-year pro forma net income of $114.7 million, or $0.95 per diluted share.

For the year, adjusting for the net favorable effects of foreign currency translation of approximately $27 million, and approximately $18 million for the fiscal 2005 impacts of Exult’s ReloAction acquisition, the acquisition of the majority interest of the Company’s Puerto Rico operations, and the September acquisition of the pension administration business of Royal Philips Electronics, pro forma total Company revenues increased 5%.

The improvement in pro forma operating margin was due to lower total incentive compensation and discretionary benefit plan expenses, increased Consulting revenues and margins, and lower unallocated shared services costs. The improvement was offset by lower Outsourcing margins.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $4.6 million and $4.3 million for the 2005 and 2004 fourth quarters, respectively, and $17.4 million and $16.7 million for the 2005 and 2004 fiscal years, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings also reflect a reduction in the effective tax rate for the fiscal year from 41% to 39%. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding for all reported periods.

•	Core earnings for the fourth quarter increased 23%, to $43.6 million, $0.40 per diluted share, from $35.5 million, $0.36 per diluted share in the prior-year quarter.

•	For the full year, core earnings increased 10%, to $145.3 million, from $132.5 million, but declined on a per share basis due to higher outstanding shares, to $1.28 per diluted share, from $1.33 per diluted share in fiscal 2004.

Business Segment Results

Outsourcing

Fourth Quarter:

•	Outsourcing segment revenues increased 37% in the fourth quarter, to $509.8 million, from $372.9 million in the prior-year quarter, and increased 3% compared with pro forma revenues of $497.0 million in the prior-year quarter. Adjusting for the net favorable effects of foreign currency translation of approximately $3 million, Outsourcing revenues increased 2% over the pro forma prior-year quarter.

•	Outsourcing segment income (which excludes certain shared services costs not allocated to segments) was $64.6 million in the fourth quarter, compared with $81.2 million in the prior-year fourth quarter. Compared with pro forma income of $84.0 million in the prior-year period, Outsourcing segment income decreased 23%, and Outsourcing segment margin was 12.7%, compared with 16.9% in the pro forma prior-year quarter.

Fiscal 2005:

•	Outsourcing revenues increased 41% in fiscal 2005, to $2.02 billion, from $1.43 billion in the prior year, and increased 7% compared with pro forma revenues of $1.89 billion in the prior year.

•	Outsourcing segment income (which excludes certain shared services costs not allocated to segments) was $253.5 million in fiscal 2005, compared with $297.9 million in the prior year, and prior-year pro forma income of $304.2 million. Outsourcing segment income decreased 17%, and Outsourcing segment margin was 12.5%, compared with 16.1% in the pro forma prior year.

For the year, Outsourcing pro forma revenues increased 6% after adjusting for the favorable effects of acquisitions (ReloAction and the majority interest in the Company’s Puerto Rico operations) of approximately $16 million, and the net favorable effects of foreign currency translation of approximately $12 million. The increase was due to growth in the HR BPO business (including third-party supplier revenues), and to a lesser extent growth in stand-alone benefits revenues. Growth in the stand-alone benefits business, driven by increased participant volume, was partially offset by the planned re-pricing of some older contracts to current market prices.

The decrease in margin was due to a greater mix of early-stage HR BPO and third-party supplier services revenues; a higher-than-anticipated level of investment in that business, including the build-out of global capabilities; impairments of customer relationship intangibles of approximately $10 million; and lower benefits outsourcing margins. The decline was partially mitigated by lower incentive compensation and discretionary benefit plan expenses versus the prior year.

As of September 30, 2005, the Company was serving 19.1 million end-user benefits participants and approximately 685,000 client employees with HR BPO services. The Company solidified its position as market leader in fiscal 2005 with over 30 HR BPO clients.

The Company now has nearly $180 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which about 80% is related to HR BPO services and the remainder is for stand-alone benefits services. The Company has nearly $330 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which more than 65% is related to HR BPO.

Consulting

Fourth Quarter:

•	Consulting segment revenues increased 5% in the fourth quarter, on both a reported and a pro forma basis, to $211.1 million, from $201.7 million in the prior-year quarter. Adjusting for the favorable effects of acquisitions of approximately $1 million, Consulting revenues increased 4% over the prior-year quarter.

•	Consulting segment income (which excludes certain shared services costs not allocated to segments) increased 39% in the fourth quarter, to $43.1 million, compared with $31.1 million in the prior-year quarter, and increased 35% compared to pro forma income of $31.9 million in the prior-year quarter. Consulting segment margin was 20.4% in the fourth quarter, compared with 15.8% in the pro forma prior-year quarter.

Fiscal 2005:

•	Consulting segment revenues increased 6% in fiscal 2005, on both a reported and a pro forma basis, to $817.7 million, from $772.6 million in the prior year.

•	Consulting segment income (which excludes certain shared services costs not allocated to segments) increased 35%, to $169.8 million, compared with $126.1 million in the prior year, and increased 32% compared to pro forma income of $128.7 million in the prior year. Consulting segment margin was 20.8% in fiscal 2005, compared with 16.7% in the pro forma prior year.

For the year, Consulting revenues increased 4% after adjusting for the net favorable effects of foreign currency translation of approximately $15 million, and the favorable effects of acquisitions (the majority interest in the Company’s Puerto Rico operations and the pension administration business of Royal Philips Electronics) of approximately $2 million. The increase was driven by growth in retirement and financial management consulting services, primarily in Europe and North America, and talent and organization consulting services, primarily outside North America.

The margin increase was primarily a result of lower incentive compensation and discretionary benefit plan expenses versus the prior year. Excluding the effect of these items, Consulting margins improved in retirement and financial management and talent and organization consulting services in all regions, primarily due to higher revenues combined with successful cost containment efforts.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $35.4 million in the fourth quarter, compared with $50.8 million in the prior-year quarter, and $57.0 million in the pro forma comparable prior-year quarter. Unallocated shared services costs as a percentage of revenues were 4.9%, compared with 8.2% in the pro forma prior-year quarter. For the full year, reported unallocated shared services costs were $171.7 million in fiscal 2005, compared with $184.4 million in the prior year, and $204.8 million in the pro forma prior year. Unallocated shared services costs as a percentage of revenues were 6.0%, compared with 7.7% in the pro forma prior year. The decline primarily reflects lower incentive compensation and discretionary benefit plan expenses, in addition to lower shared service operating expenses relative to revenues.

Cash Flow and Investments

Reported cash flow from operations increased 44% in fiscal 2005, to $346.1 million, from $241.1 million in fiscal 2004. Free cash flow, defined as cash flow from operations less investments (capital expenditures, capitalized software costs, and increase in other assets), increased 15%, to $161.4 million, from $140.2 million in the prior year. This increase in free cash flow was driven primarily by increased cash collections during the period, in addition to one-time proceeds of $11 million from pre-paid rent and $3 million of proceeds received upon renegotiation of real estate lease terms.

Share Repurchase

During fiscal 2005, the Company repurchased 12.7 million shares, more than 10% of the shares outstanding at the beginning of the year.

Business Outlook

For fiscal 2006, the Company expects total Company net revenue to be comparable to fiscal 2005’s level, comprising a low-single digit decrease in Outsourcing, and mid-single digit growth in Consulting. The outlook reflects mid-single digit growth in direct revenues and a substantial reduction in third-party supplier revenues primarily as a result of the previously disclosed termination of the Bank of America contract, and additional planned reductions in third-party revenues.

In fiscal 2006, the Company expects core earnings of about $145 million to $150 million, including approximately $39 million of pretax stock-based compensation expense. For fiscal 2006, the Company expects free cash flow of approximately $200 million to $220 million.

For the first quarter of fiscal 2006, the Company expects a low-single digit decrease in total Company net revenue, due to a significant decline in third-party supplier revenues. The Company expects core earnings of about $32 million to $35 million, including approximately $10 million of pretax stock-based compensation expense, and approximately $10 million of pretax expense related to selected staffing reductions.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2005 results and the Company’s outlook for fiscal 2006. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings” and, with the addition of Exult, Inc., “pro forma earnings,” both non-GAAP financial measures. A full reconciliation of core earnings to GAAP earnings, and the computation of pro forma earnings, is included in this press release and posted on our Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking and Pro Forma Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the heritage Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s most recent Form 10-K and most recent prospectus filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

The unaudited pro forma combined fiscal 2004 statement of operations is presented for illustrative purposes only and is not indicative of the results of operations that might have occurred had the merger with Exult actually taken place as of the dates specified, or that may be expected to occur in the future. It does not assume any benefits from cost savings or synergies, and does not reflect any integration costs that the combined Company realized or incurred after the merger. The unaudited pro forma combined statement of operations does reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue. Exult’s policy was to recognize revenue for long-term multi-deliverable process management contracts based on the proportion of contract costs incurred to date to then-current estimates of total contract costs. The effect of changes to total estimated contract revenues or costs was recognized in the period in which the determination was made that facts and circumstances dictated a change of estimate. For a more detailed description of Hewitt’s and the former Exult, Inc.’s revenue recognition policies, please refer to Hewitt’s Form 10-K for the year ended September 30, 2005 expected to be filed in November 2005 and Exult, Inc.’s past SEC filings.

###

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2005 (1)	2004	% Change	2005 (1)	2004	% Change
Revenues:
Revenues before reimbursements (net revenues)	$720,956	$574,600	25.5%	$2,840,307	$2,204,682	28.8%
Reimbursements	14,952	13,728	8.9%	58,143	57,545	1.0%

Total revenues	735,908	588,328	25.1%	2,898,450	2,262,227	28.1%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	391,761	366,337	6.9%	1,628,949	1,412,908	15.3%
Initial public offering restricted stock awards	4,630	4,263	8.6%	17,355	16,733	3.7%
Reimbursable expenses	14,952	13,728	8.9%	58,143	57,545	1.0%
Other operating expenses	214,719	113,026	90.0%	789,938	431,912	82.9%
Selling, general and administrative expenses	42,162	33,789	24.8%	169,790	120,296	41.1%

Total operating expenses	668,224	531,143	25.8%	2,664,175	2,039,394	30.6%

Operating income	67,684	57,185	18.4%	234,275	222,833	5.1%

Other expenses, net:
Interest expense	(5,722)	(4,134)	38.4%	(23,086)	(18,608)	24.1%
Interest income	2,053	1,336	53.7%	8,947	3,316	169.8%
Other income, net	(361)	1,440	(125.1)%	379	318	19.2%

Total other expenses, net	(4,030)	(1,358)	196.8%	(13,760)	(14,974)	(8.1)%

Income before income taxes	63,654	55,827	14.0%	220,515	207,859	6.1%

Provision for income taxes (2)	23,113	22,682	1.9%	85,783	85,015	0.9%

Net income	$40,541	$33,145	22.3%	$134,732	$122,844	9.7%

Earnings per share:
Basic	$0.38	$0.34	10.5%	$1.21	$1.28	(5.4)%
Diluted	$0.37	$0.34	10.1%	$1.19	$1.25	(5.0)%

Weighted average shares:
Basic	106,811,793	96,521,841	10.7%	111,340,261	96,031,389	15.9%
Diluted (3)	110,106,500	97,656,595	12.7%	113,105,722	97,950,088	15.5%

(1)	The results of Exult, Inc. are included in the Company’s results from the acquisition date of October 1, 2004.
(2)	The fiscal 2005 fourth quarter provision for income taxes includes a $2 million reduction related to the year-to-date expense reported in the third quarter ended June 30, 2005.
(3)	For the three- and twelve-month periods ended September 30, 2005, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three-month period ended September 30, 2005, in addition to the shares outstanding for core basic EPS, the dilutive effect was 1,870,748 shares and the interest expense, net of taxes, was $597. For the twelve-month period ended September 30, 2005, the debt securities were not dilutive.

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2005	2004 (1)	% Change	2005	2004 (1)	% Change
		Pro Forma			Pro Forma
Revenues:
Revenues before reimbursements (net revenues)	$720,956	$698,684	3.2%	$2,840,307	$2,662,252	6.7%
Reimbursements	14,952	13,728	8.9%	58,143	57,545	1.0%

Total revenues	735,908	712,412	3.3%	2,898,450	2,719,797	6.6%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	391,761	413,837	(5.3)%	1,628,949	1,585,540	2.7%
Initial public offering restricted stock awards	4,630	4,263	8.6%	17,355	16,733	3.7%
Reimbursable expenses	14,952	13,728	8.9%	58,143	57,545	1.0%
Other operating expenses	214,719	181,717	18.2%	789,938	689,314	14.6%
Selling, general and administrative expenses	42,162	44,177	(4.6)%	169,790	159,298	6.6%

Total operating expenses	668,224	657,722	1.6%	2,664,175	2,508,430	6.2%

Operating income	67,684	54,690	23.8%	234,275	211,367	10.8%

Other expenses, net	(4,030)	(1,812)	122.4%	(13,760)	(16,964)	(18.9)%

Income before income taxes	63,654	52,878	20.4%	220,515	194,403	13.4%

Provision for income taxes (2)	23,113	21,680	6.6%	85,783	79,705	7.6%

Net income	$40,541	$31,198	29.9%	$134,732	$114,698	17.5%

Earnings per share:
Basic	$0.38	$0.26	44.3%	$1.21	$0.97	24.6%
Diluted	$0.37	$0.26	43.4%	$1.19	$0.95	24.9%

Weighted average shares:
Basic	106,811,793	118,614,667	(10.0)%	111,340,261	118,124,215	(5.7)%
Diluted (3)	110,106,500	119,749,421	(8.1)%	113,105,722	120,233,849	(5.9)%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability. See additional information on the pro forma results on our Web site at www.hewitt.com.
(2)	The fiscal 2005 fourth quarter provision for income taxes includes a $2 million reduction related to the year-to-date expense reported in the third quarter ended June 30, 2005.
(3)	For the three- and twelve-month periods ended September 30, 2005, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three-month period ended September 30, 2005, in addition to the shares outstanding for core basic EPS, the dilutive effect was 1,870,748 shares and the interest expense, net of taxes, was $597. For the twelve-month period ended September 30, 2005, the debt securities were not dilutive.

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $41 million and $135 million, and diluted earnings per share of $0.37 and $1.19 for the three and twelve months ended September 30, 2005, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and twelve months ended September 30, 2005 and 2004, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Operating income as reported	$67,684	$57,185	18.4%	$234,275	$222,833	5.1%
Add back amortization of one-time initial public offering restricted stock awards	4,630	4,263	8.6%	17,355	16,733	3.7%

Core operating income	72,314	61,448	17.7%	251,630	239,566	5.0%
Other expenses, net as reported	(4,030)	(1,358)	196.8%	(13,760)	(14,974)	8.1%

Core pretax income	$68,284	$60,090	13.6%	$237,870	$224,592	5.9%
Adjusted income tax expense (1)	24,700	24,637	0.3%	92,534	92,083	0.5%

Core earnings	$43,584	$35,453	22.9%	$145,336	$132,509	9.7%

Core earnings per share:
Basic	$0.41	$0.36	12.2%	$1.29	$1.35	(4.3)%
Diluted	$0.40	$0.36	11.4%	$1.28	$1.33	(4.2)%
Core shares outstanding:
Basic (2)	107,580,307	98,166,226	9.6%	112,726,010	98,326,555	14.6%
Diluted (3)	110,689,672	98,980,825	11.8%	115,840,121	99,507,352	16.4%

(1)	Assumes an effective tax rate of 39% for the twelve months ended September 30, 2005 and 41% for the twelve months ended September 30, 2004. The change in the expected effective tax rate for fiscal 2005 from 41% to 39% occurred in the six months ended September 30, 2005, and was the result of an increased mix of earnings coming from lower tax rate states and international locations. The effect of the change was a decrease in the effective tax rate in the quarter to 36%.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 478,568 and 402,369 at September 30, 2005 and 2004, respectively, and 13,514,395 and 526,518 of treasury stock at September 30, 2005 and 2004, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,826 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	32,061 and 24,105 shares of common stock, restricted stock and restricted stock units issued for Director compensation at September 30, 2005 and 2004, respectively.

•	526,300 and 221,042 shares of common stock issued to fulfill the exercise of stock options at September 30, 2005 and 2004, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options, restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,238,617 shares and 1,243,363 shares for the three- and twelve-month periods ended September 30, 2005, respectively, and was 814,599 shares and 1,180,797 shares for the three- and twelve-month periods ended September 30, 2004, respectively.
(4)	For the three- and twelve-month periods ended September 30, 2005, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three-and twelve-month periods ended September 30, 2005, in addition to the shares outstanding for core basic EPS, the dilutive effect was 1,870,748 shares and the interest expense, net of taxes, was $597 and $2,387, respectively.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Business Segments	2005	2004	% Change	2005	2004	% Change
Outsourcing (1)
Revenues before reimbursements (net revenues)	$509,820	$372,896	36.7%	$2,022,634	$1,432,091	41.2%
Segment income	64,607	81,194	(20.4)%	253,474	297,911	(14.9)%
Segment income as a percentage of segment net revenues	12.7%	21.8%		12.5%	20.8%

Consulting
Revenues before reimbursements (net revenues)	$211,136	$201,704	4.7%	$817,673	$772,591	5.8%
Segment income	43,099	31,100	38.6%	169,806	126,064	34.7%
Segment income as a percentage of segment net revenues	20.4%	15.4%		20.8%	16.3%

Total Company (1)
Revenues before reimbursements (net revenues)	$720,956	$574,600	25.5%	$2,840,307	$2,204,682	28.8%
Reimbursements	14,952	13,728	8.9%	58,143	57,545	1.0%

Total revenues	$735,908	$588,328	25.1%	$2,898,450	$2,262,227	28.1%

Segment income	$107,706	$112,294	(4.1)%	$423,280	$423,975	(0.2)%

Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,630	4,263	8.6%	17,355	16,733	3.7%
Unallocated shared services costs	35,392	50,846	(30.4)%	171,650	184,409	(6.9)%

Operating income	$67,684	$57,185	18.4%	$234,275	$222,833	5.1%

(1)	Exult’s results are included in the Company’s Outsourcing segment results from the merger date of October 1, 2004, and as such are included in fiscal 2005 but not in reported fiscal 2004 results.
(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $5 million and $4 million were incurred in the three-month periods ended September 30, 2005 and 2004, respectively, and $17 million in each of the twelve-month periods ended September 30, 2005 and 2004.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Business Segments	2005	2004	% Change	2005	2004	% Change
		Pro Forma			Pro Forma
Outsourcing (1)
Revenues before reimbursements (net revenues)	$509,820	$496,980	2.6%	$2,022,634	$1,889,661	7.0%
Segment income	64,607	84,047	(23.1)%	253,474	304,196	(16.7)%
Segment income as a percentage of segment net revenues	12.7%	16.9%		12.5%	16.1%

Consulting
Revenues before reimbursements (net revenues)	$211,136	$201,704	4.7%	$817,673	$772,591	5.8%
Segment income	43,099	31,880	35.2%	169,806	128,727	31.9%
Segment income as a percentage of segment net revenues	20.4%	15.8%		20.8%	16.7%

Total Company (1)
Revenues before reimbursements (net revenues)	$720,956	$698,684	3.2%	$2,840,307	$2,662,252	6.7%
Reimbursements	14,952	13,728	8.9%	58,143	57,545	1.0%

Total revenues	$735,908	$712,412	3.3%	$2,898,450	$2,719,797	6.6%

Segment income	$107,706	$115,927	(7.1)%	$423,280	$432,923	(2.2)%

Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,630	4,263	8.6%	17,355	16,733	3.7%
Unallocated shared services costs	35,392	56,974	(37.9)%	171,650	204,823	(16.2)%

Operating income	$67,684	$54,690	23.8%	$234,275	211,367	10.8%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, the beginning of fiscal 2004, and exclude all merger-related non-recurring adjustments to allow for comparability.
(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $5 million and $4 million were incurred in the three-month periods ended September 30, 2005 and 2004, respectively, and $17 million in each of the twelve-month periods ended September 30, 2005 and 2004.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except for share amounts)

	September 30, 2005	September 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$163,928	$129,481
Short-term investments	53,693	183,205
Client receivables and unbilled work in process, less allowances of $23,922 and $21,732 at September 30, 2005 and September 30, 2004, respectively	595,691	522,882
Refundable income taxes	23,100	—
Prepaid expenses and other current assets	60,662	50,546
Funds held for clients	97,907	14,693
Deferred income taxes, net	—	246

Total current assets	994,981	901,053

Non-Current Assets
Deferred contract costs	253,505	162,602
Property and equipment, net	302,875	236,099
Capitalized software, net	110,997	85,350
Other intangible assets, net	261,999	107,322
Goodwill	694,370	285,743
Other assets, net	32,711	29,805

Total non-current assets	1,656,457	906,921

Total Assets	$2,651,438	$1,807,974

LIABILITIES
Current Liabilities
Accounts payable	$57,412	$20,909
Accrued expenses	156,575	83,226
Funds held for clients	97,907	14,693
Advanced billings to clients	156,257	106,934
Accrued compensation and benefits	141,350	181,812
Deferred income taxes, net	19,098	—
Short-term debt and current portion of long-term debt	35,915	13,445
Current portion of capital lease obligations	3,989	5,373
Employee deferred compensation and accrued profit sharing	30,136	49,450

Total current liabilities	698,639	475,842

Long-Term Liabilities
Deferred contract revenues	140,474	118,025
Debt , less current portion	222,692	121,253
Capital lease obligations, less current portion	76,477	79,982
Other long-term liabilities	127,376	83,063
Deferred income taxes, net	74,423	70,456

Total long-term liabilities	641,442	472,779

Total Liabilities	$1,340,081	$948,621

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

(Dollars in thousands, except for share amounts)

	September 30,	September 30,
	2005	2004
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 72,970,960 and 32,480,669 shares issued, 59,456,565 and 31,954,151 shares outstanding as of September 30, 2005 and 2004, respectively	$730	$325
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 45,181,849 and 61,707,114 shares issued and outstanding as of September 30, 2005 and 2004, respectively	452	617
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 3,540,461 and 4,391,862 shares issued and outstanding as of September 30, 2005 and 2004, respectively	35	44
Restricted stock units, 98,967 and 118,363 units issued and outstanding as of September 30, 2005 and 2004, respectively	2,035	2,166
Additional paid-in capital	1,315,119	633,934
Cost of common stock in treasury, 13,514,395 and 526,518 shares of Class A common stock as of September 30, 2005 and 2004, respectively	(388,638)	(13,414)
Retained earnings	329,162	194,430
Unearned compensation	(17,326)	(27,799)
Accumulated other comprehensive income	69,788	69,050

Total stockholders’ equity	1,311,357	859,353

Total Liabilities and Stockholders’ Equity	$2,651,438	$1,807,974

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Twelve Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$134,732	$122,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	83,720	75,412
Amortization	65,962	42,806
Amortization of premiums and discounts on financial instruments	1,625	—
Impairment of customer relationship intangible assets	9,615	—
Restricted stock awards	25,895	15,017
Director stock remuneration	304	280
Deferred income taxes	81,788	31,590
Realized losses on short-term investments, net	476	—
Changes in operating assets and liabilities:
Client receivables and unbilled work in process	11,678	(61,890)
Refundable income taxes	(23,100)	—
Prepaid expenses and other current assets	21,266	(6,220)
Funds held for clients	(58,577)	(6,400)
Deferred contract costs, net of amortization	(90,144)	(24,427)
Accounts payable	14,545	6,001
Accrued compensation and benefits	(54,236)	31,524
Accrued expenses	(3,299)	1,427
Funds held for clients’ liability	58,577	6,400
Advanced billings to clients	43,817	(391)
Deferred contract revenues	22,265	(270)
Employee deferred compensation and accrued profit sharing	(19,564)	1,724
Other long-term liabilities	18,732	5,662

Net cash provided by operating activities	346,077	241,089

Cash flows from investing activities:
Purchases of short-term investments	(220,242)	(521,185)
Sales of short-term investments	459,175	497,700
Additions to property and equipment	(129,681)	(70,025)
Additions to capitalized software	(47,599)	(23,953)
Cash paid for acquisitions and transaction costs, net of cash acquired	(6,726)	(11,450)
Increase in other assets	(7,349)	(6,874)

Net cash provided by (used in) investing activities	47,578	(135,787)

Cash flows from financing activities:
Proceeds from the exercise of stock options	9,863	3,890
Short-term borrowings	129,048	18,064
Repayments of short-term borrowings	(103,475)	(38,639)
Repayments of long-term debt	(13,000)	(13,000)
Repayments of capital lease obligations	(5,732)	(7,684)
Purchase of Class A common shares into treasury	(375,224)	(7,250)

Net cash used in financing activities	(358,520)	(44,619)
Effect of exchange rate changes on cash and cash equivalents	(688)	1,013

Net increase in cash and cash equivalents	34,447	61,696
Cash and cash equivalents, beginning of period	129,481	67,785

Cash and cash equivalents, end of period	$163,928	$129,481

Supplementary disclosure of cash paid during the year:
Interest paid	$15,593	$18,398
Income taxes paid	28,942	56,847